SECOND AMENDED AND RESTATED PROMISSORY NOTE
(TERM LOAN)

Principal Amount: $360,000.00 **Troy, Michigan**

Second Amended and Restated Promissory Note Dated: 6-9 **, 2022,** **Due Date: May 1, 2024**
but effective as of June 1, 2022
Amended and Restated Promissory Note Dated: May 20, 2021
Promissory Note Dated: May 28, 2019

FOR VALUE RECEIVED, the undersigned (hereinafter referred to as "Borrower"), promises to pay to the order of Crestmark, a division of MetaBank, National Association (hereinafter referred to as "Crestmark"), at its offices located at 5480 Corporate Drive, Ste. 350, Troy, Michigan 48098, or at such other place as Crestmark may designate in writing, the principal sum of Three Hundred Sixty Thousand and 00/100 ($360,000.00) DOLLARS, plus interest as hereinafter provided, in lawful money of the United States of America. All payments under this Second Amended and Restated Promissory Note (Term Note) (the "Note") shall be in immediately available United States funds, without offset, deduction, setoff or counterclaim. Capitalized terms used in this Note, but not defined in this Note, have the meaning given to them in the Business Term Loan Agreement dated May 28, 2019 (as the same may be amended, modified or altered from time to time, the "Loan Agreement").

The unpaid principal balance outstanding from time to time under this Note shall bear interest on the basis of a year of 360 days for the actual number of days elapsed, at a per annum rate equal to SIX PERCENT (6.0%) per annum in excess of the Wall Street Journal Prime Rate (the "Effective Rate"). The term "Wall Street Journal Prime Rate" means that rate of interest reported daily in the Wall Street Journal as the Prime Rate, as such rate may vary from time to time. If the Wall Street Journal Prime Rate is decreased or increased, then the interest rate under this Note will decrease or increase by a like amount effective the day of each increase or decrease. If at any time Crestmark abandons the use of the Wall Street Journal Prime Rate, or the paper ceases publishing it, then the new index will be the prime commercial rate established or selected by Crestmark or its successor or assign.

Commencing June 1, 2022 and continuing on the first day of each month thereafter through and including September 1, 2022, Borrower shall pay consecutive monthly payments of interest only at the applicable Effective Rate. Commencing October 1, 2022 and continuing on the first day of each month thereafter through and including May 1, 2024 (the "Due Date"), the Note shall be repaid with consecutive monthly payments of principal and interest calculated on the first day of each month by utilizing the Effective Rate in effect on such date and the principal amount outstanding on such date based upon the number of months remaining in the Amortization Period (defined below) such that the monthly payments so calculated would pay off the Indebtedness in full by the end of the Amortization Period and the Due Date. The term "Amortization Period" as used herein means the twenty-four period beginning on the date of this Note. Borrower understands that the monthly amortization payments will change as the Wall Street Journal Prime Rate changes, and that there may be a balloon payment of the outstanding principal and interest on the Due Date. Payments due and payable on a day on which Crestmark is not open for business are due on the next business day.

Acceptance by Crestmark of any payment in an amount less than the amount then due will be deemed an acceptance on account only, and the failure to pay the entire amount then due is a Default.

Any payment made by mail will be deemed tendered and received only upon actual receipt by Crestmark. Borrower hereby expressly assumes all risk of loss or liability resulting from non-delivery or delay in delivery of any payment transmitted by mail or in any other manner.

In no event may the interest rate under this Note, including the Effective Rate or the Default Rate set forth below, exceed the maximum rate allowed by law. Any interest payment deemed unlawful for any reason will be applied to the outstanding principal balance of this Note.

Upon the occurrence of a Default as defined in the Loan Agreement, Crestmark may declare all or part of the Indebtedness, including, without limitation, the entire unpaid principal balance and all accrued interest under this Note immediately due and payable, regardless of the Due Date. During any period of a Default, the interest rate on the outstanding balance of this Note will be SIX PERCENT (6%) per annum in excess of the Effective Rate (the "Default Rate"). Furthermore, upon the occurrence of a Default, Crestmark has all of the rights and remedies provided at law or equity or by agreement, including those under the Loan Agreement. All remedies are cumulative and not exclusive. If any required installment is not paid within ten (10) days from the date same is due, then, at the option of Crestmark, in addition to all other sums due hereunder, including the Default Rate, Borrower must pay Crestmark a late fee of SIX CENTS ($.06) for each dollar of the installment so overdue..

No delay or failure of Crestmark in exercising any right, remedy, power or privilege (collectively, a "right") will affect such right. No single or partial exercise of a right will preclude the exercise of any other right. No delay or failure of Crestmark at any time

to demand strict adherence to the terms of this Note will be deemed to constitute a course of conduct inconsistent with Crestmark's right at any time to demand strict adherence to the terms of this Note.

Borrower waives presentment for payment, demand, notice of non-payment, notice of protest and protest of this Note, diligence in collection or bringing suit. The liability of Borrower shall be absolute and unconditional, without regard to the liability of any other party hereto.

This Note is executed pursuant to and secured by the Business Term Loan Agreement and the Collateral and Loan Documents therein described and defined. Reference is made to the Loan Agreement and Loan Documents for additional terms relating to the transaction giving rise to this Note and the security given for this Note.

Borrower hereby grants to Crestmark a security interest in Crestmark's own indebtedness or liability to Borrower, if any, however evidenced, including a security interest in all of Borrower's Crestmark deposits, instruments, negotiable documents and chattel paper which at any time are in the possession or control of Crestmark, as further security for repayment of the Indebtedness of the Borrower.

The Borrower will reimburse Crestmark for all costs and expenses, including attorneys' fees incurred by Crestmark in enforcing its rights under this Note.

In consideration of the extension of the Term Loan and the documentation and execution of this Note, Borrower will pay Crestmark a fee of $1,800.00, which fee is fully earned as of the date hereof, and non-refundable. Borrower will promptly pay all expenses, fees and costs incurred by Crestmark with respect to the preparation, execution, and delivery of this Note, and all other documents contemplated herewith, including reasonable attorneys' fees.

This Note amends and restates in its entirety a certain Amended and Restated Promissory Note (Term Loan) dated May 21, 2021, from Borrower to Crestmark. This Note does not constitute a novation or extinguishment of the existing indebtedness evidence by said promissory note and said indebtedness is still outstanding.

TPT GLOBAL TECH, INC.,
a Florida corporation

By: [signature]
Name: Stephen J. Thomas, III
Its: President